EXHIBIT 99.1

FOR IMMEDIATE RELEASE

	Contact:	Michèle Szynal
Callaway Golf
760-804-4150
michele.szynal@callawaygolf.com

Callaway Golf President and CEO Signs New Agreement

CARLSBAD, CA, September 4, 2008 – Callaway Golf Company today announced that the Board of Directors and George Fellows, President and CEO, have agreed to amend and extend the term of his employment agreement through December 2011.

“The Board is very pleased that Mr. Fellows will continue to lead the Company,” said Ronald S. Beard, Chairman of the Board, Callaway Golf Company. “Under his leadership, the Company has significantly improved its business processes and operations and as a result has achieved record levels of sales and profits. Additionally, his expertise in brand building and marketing will be very valuable as we continue the momentum created by Mr. Fellows and his team over the past three years.”

Prior to joining Callaway Golf, Mr. Fellows was President and Chief Executive Officer of GF Consulting, a management consulting firm. He also served as Senior Advisor to Investcorp International, Inc. and J.P. Morgan Partners, LLC. From 1993 to 1999, Mr. Fellows held the positions of President and CEO at Revlon. Mr. Fellows serves as a member of the Boards of Directors of VF Corporation, Jack in the Box Inc., and the California Governor’s Council on Physical Fitness and Sports.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or www.Shop.CallawayGolf.com

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